UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                   --------
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest Event Reported): July 12, 2002

                       DIGITAL COURIER TECHNOLOGIES, INC.
                      ----------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware               0-20771               87-0461586
     --------------------------      ------------      ---------------------
    (State or other jurisdiction of   (Commission         (I.R.S. Employer
     incorporation or organization)   File Number)      Identification Number)


           348 East 6400 South, Suite 220, Salt Lake City, Utah 84107
         --------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (801) 266-5390
                                 --------------
                                       N/A
          ------------------------------------------------------------
          (Former Name or Former Address if Changed Since Last Report)

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Item 1.   Change in Control of Registrant.

         On March 18, 2002, Mr. Don Marshall and the Company entered into Amendment No. 1 to Settlement and Release Agreement (the "Amendment Agreement"), which amended and supplemented that certain Settlement Agreement (the "Settlement Agreement") by and between Mr. Marshall and the Company, dated as of October 16, 2001. Under the Amendment Agreement, the Company agreed to pay Mr. Marshall a total of $800,000 in twice monthly payments starting in May 2002. The Amendment Agreement further provided that an "Event of Default" would occur if the Company failed to make any payment within three business days after its due date, and such failure continued for a period of three business days after Mr. Marshall provided written notification to the Company of such failure. The Company failed to pay Mr. Marshall as required on May 5, May 20 and June 5, 2002. Mr. Marshall provided written notice as required by the Amendment Agreement on June 19, 2002, and the Company failed to cure such default with the time allowed. On June 25, 2002, therefore, an Event of Default occurred.

         The Amendment Agreement further provided that, upon the occurrence of an Event of Default, the outstanding principal amount payable by the Company to Mr. Marshall would begin accruing interest at a default rate of 1.5% per month until paid in full, and that the then outstanding principal amount payable, plus any accrued interest thereon, would be convertible into shares of the Company's common stock at the lower of (i) $0.07 per share; or (ii) the average closing bid price of the Company's common stock during the 20 trading days immediately preceding the date of conversion. Such conversion may occur at any time after an Event of Default.

         On July 8, 2002, Mr. Marshall notified the Company that he had converted a total of $525,569.52 of the outstanding cash amount under the Amendment Agreement into 29,946,981 shares of the Company's common stock.

         On July 12, 2002, Mr. Marshall received a proxy to vote 1,800,000 shares of the Company's common stock owned of record by Amathus Holdings, Ltd. on all matters coming before the stockholders of the Company for a period of three years from the date of the proxy.

         In connection with the conversion and the proxy described above, together with his prior ownership of the Company's common stock, either individually or through an entity controlled by him, Mr. Marshall acquired control of approximately 51.2% of the voting common shares of the Company presently issued and outstanding, resulting in a change of control.

Item 5.   Other Events and Regulation FD Disclosure.

Management and Board Changes
----------------------------

         On July 12, 2002, the Company received written consents of approximately 51.2% of the Company's issued and outstanding shares of common stock, which consents purported to remove all of the members of the Board of Directors and appoint those same Board members and Mr. Craig R. Darling. Notwithstanding the delivery of such consents, the Board of Directors then appointed Mr. Darling as a member of the Board of Directors.

         Mr. Darling is a Canadian lawyer and mediator with a background in small business development, government relations and public policy dispute resolution. Over the past 14 years, he has worked with many Canadian federal,
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provincial and local government agencies managing large, multiparty negotiations involving a spectrum of private and public sector interests. He also advises governments on the development of dispute resolution systems that integrate processes for preventing and resolving public disputes. He is a graduate of the University of Victoria in Economics (1975) and Law (1978). He was called to the Bar of British Columbia in 1979.

         On July 23, 2002, Evan M. Levine resigned as the Interim Chief Executive Officer and as a member of the Company's Board of Directors. Mr. Levine's resignation followed the submission to the Company on July 22, 2002 of written consents of approximately 51.2% of the Company's issued and outstanding shares of common stock, which consents purported to remove the entire Board of Directors and replace them with the same board members, except for Mr. Levine, whose vacancy on the board was purportedly filled by the appointment of Mr. Tom Tesmer.

         On July 25, 2002, the Board of Directors accepted Mr. Levine's resignation as both a board member and Interim Chief Executive Officer, and filled the vacancy created by Mr. Levine's resignation by appointing Mr. Tesmer as a member of the Board of Directors and as Interim Chief Executive Officer.

         Mr. Tesmer currently serves as director for ASP creation activities with Symmetrex Transaction Processing Solutions. He has over 22 years of experience in the payment processing industry. Mr. Tesmer has broad experience in ATM, switch and POS technologies and companies, including having an instrumental role in the successful development and roll-out of one of the nation's first ATM systems for Seattle First National Bank, and serving as the chief architect for the HONOR ATM switch, which today supports in excess of 100 million transactions monthly emanating from 90,000 ATMs in 40 states. He also has been Director for POS Technologies, a Division of Southeast Switch, President (founder) and CEO of Access Services, a credit card processing corporation, and President of TransNet, a credit card processing venture. Today TransNet is known as Paymentech and processes in excess of 250 million payment transactions monthly for merchants globally.

         Each of Messrs. James J. Condon, George Pappas, Lee Britton, Stephen T. Cannon, and Craig R. Darling continue to serve on the Board of Directors, in addition to Mr. Tesmer.

Postponement of Annual Meeting

         The  Company  has  postponed  its  annual   meeting  of   stockholders,
previously scheduled for July 31, 2002, to allow the Company to complete its audit for the fiscal year ended June 30, 2002.

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                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 26, 2002

                             DIGITAL COURIER TECHNOLOGIES, INC.

                             By:  /s/Lynn J. Langford
                                  --------------------------
                                     Lynn J. Langford
                                     Chief Financial Officer

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